SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)  November 25, 1997
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                             Tel-Save Holdings, Inc.
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               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


Delaware                          0-26728            23-2827736
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(STATE OR OTHER JURISDICTION    (COMMISSION       (IRS EMPLOYER
     OF INCORPORATION)           FILE NUMBER)   IDENTIFICATION NO.)


6805 Route 202, New Hope, PA                             18938
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)


Registrant's telephone number, including area code 215-862-1500
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    (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.  OTHER EVENTS.

         Registrant, Tel-Save Holdings, Inc. ("Tel-Save"), previously reported that it had proposed to ACC Corp. ("ACC")(NASDAQ:ACCC) for its consideration a merger transaction between Tel-Save and ACC, in which ACC would be acquired by Tel-Save and ACC's stockholders would receive $50 in Tel-Save Common Stock in exchange for each share of ACC common stock. On November 26, 1997, Tel-Save announced that it was withdrawing its offer to ACC in light of ACC's entering into a merger agreement with Teleport.

         Separately, Tel-Save announced on November 26, 1997 that it proposed to use approximately $71 million of the proceeds received by it in the previously reported settlement and termination of Tel-Save's proposed acquisition of Shared Technologies Fairchild Inc. ("STF") to repurchase shares of its outstanding common stock (such $71 million was the portion of the total proceeds of $237.25 million in excess of Tel-Save's costs of acquiring the STF Notes that were transferred to Intermedia Communications, Inc. as part of the settlement). Such shares may be repurchased from time to time, in the open market or in privately negotiated transactions, and it is anticipated that repurchased shares will be held in Tel-Save's treasury for delivery upon exercise of outstanding options and warrants to purchase Tel-Save's common stock and for other general corporate purposes.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              Tel-Save Holdings, Inc.
                                              (Registrant)



Date:  December 1, 1997                       By:  Aloysius T. Lawn, IV
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                                                   General Counsel and Secretary